Exhibit 2.1

TERMINATION AGREEMENT

             WHEREAS, Annuity & Life Reassurance, Ltd. (“ALRe”) and The Ohio National Life Insurance Company (“Ohio National”) entered into a Reinsurance Agreement signed in December, 2001, as amended twice on June 28, 2002, and once again in late December/early January, 2002/2003, covering Ohio National’s Foundation II and III fixed annuities issued from January 1, 2001 through December 31, 2002 (“the Agreement”);

             WHEREAS, ALRe and Ohio National now wish to terminate the Agreement under terms and conditions which are mutually acceptable to them;

NOW, THEREFORE, the parties agree as follows:

1.	Except as set forth herein, the parties hereto do hereby release and discharge one another from any and all claims, demands, causes of action and/or damages arising out of or relating to the Agreement. This release shall be binding upon, and/or inure to the benefit of, the parties’ shareholders, directors, officers, employees, agents, parent companies, subsidiaries, affiliates, successors and/or assigns and/or others claiming through or in privity with them.

2.	In consideration of the mutual covenants herein, Ohio National agrees to pay ALRe $5,000,000.

3.	The net settlement amount payable is $2,798,892. This amount is determined by reducing the $5,000,000 by the net amount owed by ALRe to Ohio National under the Agreement as of January 31, 2003, $2,201,108 ($2,896,108 for the December settlement to Ohio National, less $475,000 for the January settlement to ALRe and less $220,000 IMR held on behalf of ALRe). Accordingly, Ohio National will pay ALRe $2,798,892 on or before February 21, 2003.

4.	This Termination Agreement only relates to and/or affects the Agreement. Any other agreements and/or reinsurance treaties in effect between ALRe and Ohio National are unaffected by this Termination Agreement and they remain in full force and effect.

5.	The persons signing this Termination Agreement represent and warrant that they have the necessary authorization to bind their respective companies to the terms and conditions of this Termination Agreement.

ATTEST		THE OHIO NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Michael Haverkamp	By:	/s/ Ronald Dolan

Title:	Senior Vice President and General Counsel	Title:	Executive Vice President and CFO
Date:	2/14/03	Date:	2/14/03

ATTEST		ANNUITY & LIFE REASSURANCE, LTD

By:	/s/ Rich Tucker	By:	/s/ John F. Burke

Title:	Senior Vice President,Annuities	Title:	Senior Vice President and CFO
Date:	2/15/03	Date:	2/14/03